EXHIBIT 99

EMC INSURANCE GROUP INC. ANNOUNCES FIRST
QUARTER COMBINED RATIO AND OPERATING INCOME
ESTIMATES, REAFFIRMS 2012 OPERATING INCOME
GUIDANCE AND RELEASES PRELIMINARY LOSS ESTIMATE
ON APRIL STORMS

DES MOINES, Iowa (April 23, 2012) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the "Company") today announced that the GAAP combined ratio for the first quarter of 2012 is expected to be approximately 92.5 percent and that operating income1 is expected to be in the range of $1.02 to $1.06 per share.

"Both our property and casualty insurance segment and our reinsurance segment experienced strong operating results during the first quarter," stated Bruce G. Kelley, President and Chief Executive Officer.  "The primary drivers of the strong first quarter results are an increase in premium income, which is expected to approximate 14.0 percent, and a significant increase in favorable reserve development.  A number of factors contributed to the increase in premium income.  In the property and casualty insurance segment, the majority of the increase is attributed to rate level increases, growth in insured exposures and an increase in retained policies.  In the reinsurance segment, the increase is attributed to new marine business, as well as rate level increases."

Favorable development on prior years' reserves is expected to total approximately $0.82 per share after taxes in the first quarter, compared to $0.20 per share after taxes in the first quarter of 2011.  Both the property and casualty insurance segment and the reinsurance segment experienced a significant amount of favorable reserve development in the first quarter.

First quarter catastrophe losses are expected to total approximately $0.49 per share after tax, compared to $0.47 per share after tax in the first quarter of 2011.  Catastrophe losses were down in the reinsurance segment, but were up in the property and casualty insurance segment.

Management's 2012 operating income guidance is currently a range of $1.30 to $1.55 per share, and is based on a projected GAAP combined ratio of 104.9 percent for the year.  Despite the strong first quarter operating results, management is not revising its 2012 operating earnings guidance at this time because operating results in the second and third quarters can be extremely volatile depending on the frequency and severity of Midwest storms, and the potential for hurricane losses.

Management currently expects losses associated with the April 13 through 16 storms that occurred in Iowa, Nebraska, Kansas and Oklahoma to total approximately $7,000,000, or $0.35 per share after tax.  This is a very preliminary estimate based on currently available information and could change, perhaps materially, as additional loss information is reported.  These losses will be included in the Company's second quarter results.

The Company will release its first quarter earnings report before the market opens on May 8, 2012.

ABOUT EMCI: EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance. The Company's common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. EMCI's parent company is Employers Mutual Casualty Company (EMCC).  EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

FORWARD-LOOKING STATEMENTS:  The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements.  Accordingly, any forward-looking statement contained in this report is based on management's current beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company's business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;
•	the adequacy of loss and settlement expense reserves;
•	state and federal legislation and regulations;
•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•	rating agency actions;
•	"other-than-temporary" investment impairment losses; and
•	other risks and uncertainties inherent to the Company's business, including those discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words "believe," "expect," "anticipate," "estimate," "project," or similar expressions.  Undue reliance should not be placed on these forward-looking statements.

¹The Company uses a non-GAAP financial measure called "operating income/loss" that management believes is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations.  While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income/loss.  The difference between net income/loss and operating income/loss is that operating income/loss does not include realized investment gains/losses.